UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
December 27, 2013

 UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	No. 001-35095	No. 58-180-7304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

125 Highway 515 East
Blairsville, Georgia 30512
(Address of principal executive offices)

Registrant's telephone number, including area code:
(706) 781-2265

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Preferred Stock Redemptions

On December 30, 2013, United Community Banks, Inc. (the “Company”) issued a press release announcing that it has received the required regulatory approvals to redeem all of its $196.8 million in outstanding preferred stock without issuing additional common stock.

The Company completed the first phase of its planned redemption by redeeming $75 million of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “TARP Preferred Stock”), on December 27, 2013, and it intends to redeem the outstanding balance of $105 million by mid-January 2014. The TARP Preferred Stock was issued under the U.S. Treasury’s Capital Purchase Program and is being redeemed from third parties that purchased the securities from the U.S. Treasury in a private placement earlier this year. The redemption price for shares of the TARP Preferred Stock called for redemption is the stated liquidation value of $1,000 per share, plus any accrued and unpaid dividends that have been earned thereon to, but not including, the applicable date of redemption. The Company expects the total cost of redeeming the TARP Preferred Stock will be approximately $181.3 million, which will be funded by utilizing cash on hand, cash dividends of $119 million from the Company’s wholly-owned banking subsidiary, United Community Bank (the “Bank”), and issuing $40 million of short-term debt. Following completion of the planned TARP Preferred Stock redemption, no shares of the TARP Preferred Stock will remain outstanding.

The press release further mentions the Company’s intention to redeem all of its $16.8 million in outstanding Series A Non-Cumulative Preferred Stock and Cumulative Perpetual Preferred Stock, Series D, in accordance with the optional redemption provisions of the respective stock designations for each series.

Termination of MOU

In the press release, the Company also announced that the Georgia Department of Banking and Finance (the “GDBF”) and the Federal Deposit Insurance Corporation (the “FDIC”) terminated their informal memorandum of understanding (the “Bank MOU”) with the Bank. The Bank MOU, which was entered into in April 2010, required, among other things, that the Bank maintain a Tier 1 leverage ratio of at least 8% and a total risk-based capital ratio of at least 10% and prohibited the Bank from declaring or paying any cash dividends to the Company without the prior approval of the GDBF and the FDIC.

The Company temporarily remains subject to its informal memorandum of understanding (the “Holding Company MOU”) with the Federal Reserve Bank of Atlanta (the “Federal Reserve”) and the GDBF; however, based on current discussions with the Federal Reserve and the GDBF, the Company expects that the Holding Company MOU will be terminated in the near future. The Holding Company MOU, which the Company entered into in November 2011, provides, among other things, that the Company may not to incur additional indebtedness, pay cash dividends, make payments on its trust preferred securities or subordinated indebtedness or repurchase outstanding stock without prior approval of the Federal Reserve and the GDBF.

A copy of the Company’s press release issued on December 30, 2013 discussing the planned preferred stock redemptions as well as the termination of the Bank MOU is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and
Chief Financial Officer

Date: December 30, 2013

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated December 30, 2013